                                                                   EXHIBIT 10-79

                            BUSINESS LOAN AGREEMENT


                 This Agreement dated as of October 31, 1994, is among Bank of America National Trust and Savings Association (the "Bank"), CKE Restaurants, Inc. ("CKR"), Carl Karcher Enterprises, Inc. ("CKE") and Boston Pacific, Inc. ("BPI"). CKR, CKE and BPI are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

1.       LINE OF CREDIT AMOUNT AND TERMS

                 1.1      Line of Credit Amount

                          (a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is Sixty Five Million Dollars ($65,000,000).

                          (b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the borrowers may repay principal amounts and reborrow them; provided, however, that direct advances outstanding under this line of credit may not exceed Fifty Million Dollars ($50,000,000) at any time.

                          (c) Each advance must be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

                          (d) The Borrowers agree not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

                 1.2 Availability Period. The line of credit is available between the date of this Agreement and January 27, 1997 (the "Expiration Date"), unless any Borrower is in default.

                 1.3      Interest Rate

                          (a) Unless the Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

                          (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.





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                 1.4      Repayment Terms

                          (a) The Borrowers will pay interest on any principal outstanding on November 1, 1994, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

                          (b)     The Borrowers will repay in full all
                 principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

                 1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrowers may elect to have all or portions of the line of credit (during the availability period bear interest at the rate described below during an interest period agreed to by the Bank and the Borrowers. Each interest rate is a rate per year. Interest will be paid on the first day of each month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the portion. Upon the occurrence of an event of default under this Agreement and expiration of any applicable cure period, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

                 1.6 Offshore Rate. The Borrowers may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus 1.50 percentage points.

                          (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                          (b)     Each Offshore Rate portion will be for an
amount not less than Five Hundred Thousand Dollars ($500,000).

                          (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   Offshore Rate =      Grand Cayman Rate
                                   ---------------------------
                                   (1.00 - Reserve Percentage)

                 Where,

                                  (i)      "Grand Cayman Rate" means the
                          interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S.





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
                          dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                                  (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.


                          (d) The Borrowers may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

                          (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

                          (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

                                  (i)      the additional interest which would
                          have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                                  (ii)     the interest which would have been
                          recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

                          (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                                  (i)      Dollar deposits in the principal
                          amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

                                  (ii)     the Offshore Rate does not
                          accurately reflect the cost of an Offshore
                          Rate portion.

                 1.7 Letters of Credit. This line of credit may be used for financing:





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                                  (i)      commercial letters of credit with a
                          maximum maturity not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

                                  (ii)     standby letters of credit with a
                          maximum maturity not to extend beyond the Expiration Date.

                                  (iii)    the amount of the letters of credit
                          outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Seventeen Million Dollars ($17,000,000).

Each Borrower agrees:

                          (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                          (b) if there is a default under this Agreement including the expiration of any applicable cure period, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                          (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                          (d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

                          (e) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

                          (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

                          (g) if the line of credit is terminated for any reason, Borrowers will immediately deliver to the Bank as collateral, cash or cash equivalents acceptable to the Bank, in the amount of all outstanding letters of credit (including amounts drawn on letters of credit and not yet reimbursed), together with such security agreements as Bank may require.





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2.       FEES AND EXPENSES

                 2.1      Fees

                          (a) Loan fee. The Borrowers agree to pay a One Hundred Twenty-Five Thousand Dollar ($125,000) fee due on the date of execution of this Agreement.

                          (b) Unused Commitment Fee. The Borrowers agree to pay a fee on any difference between the Commitment and the amount of credit the Borrowers actually use (including all outstanding letter of credit), determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 1/8% per year.

                 This fee is payable quarterly in arrears, commencing with the quarter ending November 7, 1994, until the expiration of the availability period.

                          (d) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, then the Borrowers will pay the Bank a fee for each waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrowers. The Bank may impose additional requirements as a condition to any waiver or amendment.

                 2.2 Expenses. The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

3.       DISBURSEMENTS, PAYMENTS AND COSTS

                 3.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

                 3.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrowers will be:

                          (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

                          (b) made for the account of the Bank's branch selected by the Bank from time to time;

                          (c) made in immediately available funds, or such other type of funds selected by the Bank;





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                          (d)     evidenced by records kept by the Bank.  In
                 addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

                 3.3      Telephone and Telefax Authorization

                          (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates or the issuance of letters of credit given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

                          (b) Advances will be deposited in and repayments will be withdrawn from CKE's account number 14585-20411, or such other accounts with the Bank as designated in writing by the Borrowers.

                          (c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.

                 3.4      Direct Debit (Pre-Billing)

                          (a) The Borrowers agree that the Bank will debit the CKE's account number 14585-20411, or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrowers becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

                          (b) Approximately 5 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                          (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                                  (i)      If the Billed Amount is less than
                          the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.






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                                  (ii)     If the Billed Amount is more than
                          the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

                 Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

                          (d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

                 3.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

                 3.6 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                          (a)     any reserve or deposit requirements; and

                          (b) any capital requirements relating to the Bank's assets and commitments for credit.

                 3.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

                 3.8 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus two (2) percentage points. This may result in compounding of interest.

                 3.9 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate which is two (2) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.





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4.       CONDITIONS

                 The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

                 4.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower (and each guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                 4.2 Governing Documents. A copy of each Borrower's articles of incorporation.

                 4.3 Guaranties. Guaranty signed by CKE, in the amount of Three Million Eight Hundred Fifty-Two Thousand Dollars ($3,852,000), guarantying the obligations of CKE under that certain Reimbursement Agreement dated as of September 23, 1994, between the Bank and CKE ("Reimbursement Agreement").

                 4.4 Good Standing. Certificates of good standing for each Borrower from its state of incorporation and from any other state in which such Borrower is required to qualify to conduct its business.

                 4.5 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph 2.1.

                 4.6 Other Items. Any other items that the Bank reasonably requires.

5.       REPRESENTATIONS AND WARRANTIES

                 When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

                 5.1 Organization of Borrowers. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

                 5.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

                 5.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as may be limited by laws of equity or insolvency.

                 5.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.





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
                 5.5 No Conflicts. This Agreement does not, in any material respect, conflict with any law, agreement, or obligation by which any Borrower is bound.

                 5.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, is:

                          (a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantor's) financial condition.

                          (b) in form and content reasonably required by the Bank.

                          (c) in compliance with all material government regulations that apply.

                 5.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or to its knowledge threatened against any Borrower which, if lost, would impair the borrowers' or any Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

                 5.8 Permits, Franchises. Each Borrower possesses all material permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

                 5.9 Other Obligations. No Borrower is in default, in any material respect, on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

                 5.10 Income Tax Returns. No Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

                 5.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

                 5.12     ERISA Plans.

                          (a) Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                          (b)     No reportable event has occurred under
                 Section 4043(b) of ERISA for which the PBGC requires 30 day notice.





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
                          (c) No action by any Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                          (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                          (e) The following terms have the meanings indicated for purposes of this Agreement:

                                  (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                                  (ii)     "ERISA" means the Employee
                          Retirement Income Security Act of 1974, as amended from time to time.

6.       COVENANTS

                 The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

                 6.1 Use of Proceeds. To use the proceeds of the credit only for working capital, restaurant development costs and for other general corporate purposes.

                 6.2 Use of Proceeds - Ineligible Securities. Not to use, directly or indirectly, any portion of the proceeds of the credit (including any letters of credit) for any of the following purposes:

                          (a) knowingly to purchase Ineligible Securities from BA Securities, Inc. (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities; or

                          (b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger; or

                          (c) to make payments of principal, interest or dividends on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of any Borrower or any affiliate of any Borrower. The occasional use of the proceeds of this credit for seasonal needs or cash management would not ordinarily constitute the use of the proceeds for the making of payments within the meaning of this subparagraph.

                 "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended. The Arranger is a wholly- owned subsidiary of BankAmerica Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities.

                 6.3 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

                          (a) Within 100 days of CKR's fiscal year end, CKR's annual consolidated and consolidating financial statements. The consolidated annual financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis for the CKR and its subsidiaries. CKR's consolidating statement may be Borrower prepared.

                          (b) Within 50 days of the period's end, CKR's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

                          (c) Within 30 days after the end of each four (4) week operating period, a copy of CKE's and BPI's prepared summary operating statement describing variances from the business plan required under Paragraph 6.2(e).

                          (d) Copies of the CKR's Form 10-K Annual Report within 100 days of CKR's fiscal year end, Form 10-Q Quarterly Report within 50 days of the end of each fiscal quarter, and Form 8-K Current Report within 15 days after the date of filing with Securities and Exchange Commission.

                          (e) Within 100 days of each fiscal year end, CKR's consolidated and consolidating financial forecast by fiscal quarter for the next fiscal year, and on a fiscal year end basis for the following four fiscal years. Financial forecast to include balance sheet, operating statement (including components of other income), operating cash flow statement, and a schedule showing compliance with all financial covenants; and for the immediately succeeding fiscal year, and detailed capital budget report.

                          (f) Within the period(s) provided in (a) and (b) above, a compliance certificate signed by an authorized financial officer of the borrowers setting forth (i) the information and computations (in sufficient detail) to establish that the Borrowers are in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.

                          (g) Such other information as Bank may reasonably request.





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
                 6.4 Fixed Charge Coverage Ratio. To maintain a Fixed Charge Coverage Ratio, determined on a consolidated basis, of not less than the ratio indicated at the end of each fiscal period as specified below:

                          Fiscal Period Ending                                            Ratio
                          --------------------                                            -----
                          at third quarter 1995,
                          calculated on a year to date
                          basis                                                           .60:1.00

                          at fiscal year end 1995, and
                          at first quarter 1996, calculated
                          on a Four Quarter Rolling Basis                                 .85:1.00

                          at second quarter 1996, and
                          at third quarter 1996, calculated
                          on a Four Quarter Rolling Basis                                1.00:1.00

                          at fiscal year end 1996, and
                          at first quarter 1997, calculated
                          on a Four Quarter Rolling Basis                                1.15:1.00

                          at second quarter 1997, and
                          thereafter, calculated on a
                          Four Quarter Rolling Basis                                     1.25:1.00

                 For purposes of this Agreement, 'Fixed Charge Coverage Ratio' means the following calculation, expressed as a ratio for any fiscal period: (a) EBITDA less the net gain realized on sales of fixed assets (or the EBITDA less the net loss incurred on sales of fixed assets), less unfinanced capital expenditures of CKE, less taxes and less dividends divided by (b) the sum of (i) interest expense, (ii) current portion of long-term debt and (iii) current portion of capital leases. The current portion of long term debt and the current portion of capital leases will be the amount shown on the balance sheet as of the end of each quarter, except that for the third quarter of fiscal year 1995, the amount used in this ratio will be 75% of the amount shown on the balance sheet for such period. 'EBITDA' means earnings before interest and tax expense, depreciation amortization, and other non-cash charges. This ratio shall be calculated quarterly using a Four Quarter Rolling Basis, except for the third quarter of fiscal year 1995, which will be calculated on a year-to-date basis. 'Four Quarter Rolling Basis' shall mean the four quarters calculated using the results of the fiscal quarter then most recently ended and the immediately preceding three (3) quarters."

                 6.5 Net Worth. To maintain, on a consolidated basis determined at the end of each quarter, Net Worth equal to at least the amounts indicated for each period specified below:





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

                                  Period                                                Amount
                                  ------                                                ------
                          at end of second quarter 1995                                $92,000,000

                          at end of third quarter 1995                                 $93,000,000

                          at fiscal year end 1995                                      $94,000,000

                          at end of second quarter 1996                                $96,000,000

                          at fiscal year end 1996                                     $101,000,000

                 For the purpose of this Agreement, "Net Worth" for CKR and its subsidiaries, on a consolidated basis, shall mean the total amount of shareholders' equity shown on the balance sheet at the end of each fiscal quarter or fiscal year end, as the case may be, plus the aggregate amount of stock repurchases permitted under this Agreement.

                 6.6 Minimum Operating Income. With respect to BPI, to earn on an unconsolidated basis, operating income of at least the amount shown (or not to exceed an operating loss shown) for each period specified below:

                                  Period                                                 Amount
                                  ------                                                 ------
                          Fiscal year end 1995                                        ($2,500,000)

                          Thereafter through second
                          quarter 1996                                                  $1,400,000

                          Thereafter through
                          fiscal year end 1996                                          $3,532,000

                          Thereafter through
                          second quarter 1997                                           $4,384,000

                 For purposes of this Agreement, with respect to BPI, "Operating Income" means income before tax expense, interest expense, CKR overhead allocation expense, non-operating income or expense and taxes.

                 6.7 Capital Expenditures. With respect to BPI, not to spend more than the amount indicated for each period specified below to acquire fixed or capital assets:

                                  Period                                                 Amount
                                  ------                                                 ------
                          Through fiscal year end 1995                                 $22,000,000

                          Thereafter through the end
                          of second quarter 1996                                       $20,000,000

                          Thereafter through fiscal
                          year end 1996                                                $42,000,000

                 6.8 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

                          (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                          (b) Endorsing negotiable instruments received in the usual course of business.

                          (c) Obtaining surety bonds in the usual course of business.

                          (d) Debt and lines of credit having a maturity of one year or less which do not exceed a total amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

                          (e) Additional debts (including capital lease obligations) for the acquisition of real property or the refinancing thereof so long as the net proceeds of any refinancing are applied to reduce any amounts outstanding under this line of credit.

                          (f) Addition debts for the acquisition of personal property not to exceed Eighteen Million Dollars ($18,000,000) or the refinancing thereof so long as the net proceeds of any refinancing are applied to reduce any amounts outstanding under this line of credit.

                          (g) Debts and contingent liabilities and leases in existence on the date of this Agreement and disclosed in writing to the Bank.

                          (h)     CKE's obligations owing to the CIT
                 Group/Equipment Financing, Inc. under that certain Program agreement dated as of March 9, 1992, as such agreement is in effect on the date hereof; provided, however:

                                  (i)      the total amount of all such
                          obligations incurred in any fiscal year of CKE may not exceed Five Million Dollars ($5,000,000); and

                                  (ii)     the total amount of all such
                          obligations may not exceed Ten Million Dollars ($10,000,000).

                          (i) Contingent debts not to exceed $17,000,000 in the aggregate, including obligations under Paragraphs 6.8(g) and 6.8(h).

                 6.9 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on any property any Borrower now or later owns, except:

                          (a) Deeds of trust and security agreements in favor of the Bank.

                          (b)     Liens of taxes not yet due.

                          (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

                          (d) Additional purchase money security interests in personal or real property acquired after the date of this Agreement.

                          (e) Liens relating to the refinancing of real property or equipment held as long term assets.

                 6.10 Stock Redemption. Nor to expend funds for the redemption of capital stock of CKR in excess of Five Million Dollars ($5,000,000).

                 6.11 Profitability. To maintain on a consolidated basis a positive net income before taxes and extraordinary items for each quarterly accounting period, except that for the first fiscal quarter of fiscal year 1996, Borrower shall not suffer a net loss before taxes and extraordinary items in excess of Seven Hundred Fifty Thousand Dollars ($750,000).

                 6.12 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in CKR's ownership in excess of 50%.

                 6.13 Notices to Bank. To promptly notify the Bank in writing of:

                          (a) any lawsuit over One Million Thousand Dollars ($1,000,000) against any Borrower.

                          (b) any substantial dispute between any Borrower and any governmental authority.

                          (c)     any failure to comply with this Agreement.

                          (d) any material adverse change in the Borrowers' or in any Borrower's financial condition or operations.

                          (e) any change in any Borrower's name, legal structure, place of business, or chief executive office.

                 6.14 Books and Records. To maintain adequate books and records.

                 6.15 Audits. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

                 6.16 Compliance with Laws. To comply in all material respects with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

                 6.17 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has.

                 6.18 Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

                 6.19 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

                 6.20 Insurance. To maintain insurance as is usual for the business it is in.

                 6.21 Additional Negative Covenants. Not to, without the Bank's written consent:

                          (a)     engage in any business activities
                 substantially different from the Borrower's present business.

                          (b)     liquidate or dissolve the Borrower's business.

                          (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

                          (d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

                          (e)     acquire or purchase a business or its assets.

                          (f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its existing real or personal property unless the net proceeds of such transaction are applied to reduce outstandings under this line of credit.

                 6.22 ERISA Plans. To give prompt written notice to the Bank of:

                          (a)     The occurrence of any reportable event under
                 Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                          (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                          (c) Any notice of noncompliance made with respect to Plan under Section 4041(b) of ERISA.

                          (d) The commencement of any proceeding with respect to Plan under Section 4042 of ERISA.

                 6.23 Loans. Not to make any loans, advances or other extensions of credit to any of Borrowers' executives, officers, directors, shareholders of CKR or affiliates (other than to any Borrower) (or any relatives of the foregoing) in excess of an aggregate amount of $100,000, excluding affiliates notes receivable shown on the balance sheet at fiscal year end 1994.

7.       HAZARDOUS WASTE INDEMNIFICATION

                 The Borrowers will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' property or operations or property leased to the Borrowers. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrowers' obligations to the Bank.

8.       DEFAULT

                 If any of the following events occur, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to any Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

                 8.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement within 5 days after the date when due.

                 8.2 False Information. Any Borrower has given the Bank false or misleading information or representations, except for immaterial clerical errors.

                 8.3 Bankruptcy. Any Borrower files a bankruptcy petition, a bankruptcy petition is filed against any Borrower or any Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

                 8.4 Receivers. A receiver or similar official is appointed for any Borrower's business, or the business is terminated.

                 8.5 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any Borrower in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

                 8.6 Judgments. Any judgments or arbitration awards are entered against any Borrower, or any Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Three Million Dollars ($3,000,000) or more in excess of any insurance coverage.

                 8.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower's financial condition or ability to repay.

                 8.8 Material Adverse Change. A material adverse change occurs in any Borrower's financial condition, properties or prospects, or ability to repay the loan.

                 8.9 Cross-default. Any default occurs under any agreement in connection with any credit in excess of Five Hundred Thousand Dollars ($500,000) any Borrower has obtained from anyone else or which any Borrower has guaranteed.

                 8.10 Other Bank Agreements. Any Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement (including the Reimbursement Agreement) any Borrower has with the Bank or any affiliate of the Bank.

                 8.11 ERISA Plans. The occurrence of any one or more of the following events with respect to any Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject any Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of any Borrower with respect to a Plan:

                          (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                          (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or any Borrower's full or partial withdrawal from a Plan.

                 8.12 Other Breach Under Agreement. Any Borrowers fail to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of fifteen
(15) days after the date on which the Bank gives written notice of the breach to the Borrowers; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

                 8.13 Boston Chicken Franchise. Any violation of the franchise development agreement with Boston Chicken Inc. which results in the loss of the franchise and/or right to area exclusivity.

9.       ENFORCING THIS AGREEMENT: MISCELLANEOUS

                 9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

                 9.2      California Law.  This Agreement is governed by
California law.

                 9.3 Successors and Assigns. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

                 9.4      Arbitration.

                          (a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

                                  (i)      This Agreement (including any
                          renewals, extensions or modifications of this Agreement);

                                  (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                                  (iii)    Any violation of this Agreement; or

                                  (iv)     Any claims for damages resulting
                          from any business conducted between any one or more of Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

                          (b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                          (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

                          (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                          (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                          (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                          (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If all parties do not consent to arbitration, the controversy or claim will be settled as follows:

                                  (i)      The Borrowers and the Bank will
                          designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association- sponsored proceedings;

                                  (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                                  (iii)    The referee (or the presiding
                          referee of the panel) will be an active attorney or a retired judge; and

                                  (iv)     The award that results from the
                          decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                          (h) This provision does not limit the right of the Borrowers or the Bank to:

                                  (i)      exercise self-help remedies such as
                          setoff;

                                  (ii)     foreclose against or sell any real
                          or personal property collateral; or

                                  (iii)    act in a court of law, before,
                          during or after the arbitration proceeding to obtain:

                                           (A)     an interim remedy; and/or

                                           (B)     additional or supplementary
                                  remedies.

                          (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrowers and the Bank to seek resolution through arbitration.

                          (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

                 9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

                 9.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

                 9.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

                 9.8      Joint and Several Liability.

                          (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

                          (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

                          (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

                          (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

                          (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

                          (f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

                          (g)     Each Borrower waives any right of
                 subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

                 9.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                          (a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

                          (b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

                          (c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

                 9.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

                 9.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                 9.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

                 9.13 Prior Agreement Superseded. This Agreement supersedes the Amended and Restated Credit Agreement entered into as of November 20, 1992, as amended between the Bank and CKE, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

                 9.14     Amendment to Note.  CKE hereby amends that certain
Note: Principal in Installments with Interest Added executed by CKE in favor of Bank on November 14, 1989, as amended, in the original principal sum of Thirty Five Million Dollars ($35,000,000) ("Fixed Rate Note"), to read as follows:

                 "The Fixed Rate Note is subject to the terms and conditions of the Business Loan Agreement dated as of October 31, 1994, as it may be amended from to time; provided, further that if said Business Loan Agreement is terminated prior to the maturity of this Fixed Rate Note, this Fixed Rate Note shall be subject to the terms and conditions of the Business Loan Agreement in effect on the date of its termination."

                 This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA NATIONAL               CKE RESTAURANTS, INC.
TRUST AND SAVINGS ASSOCIATION

By:   /s/ Deborah Miller               By:    /s/ Loren C. Pannier
   --------------------------              ---------------------------------
          Deborah Miller                          Loren C. Pannier
   Title: Vice President                   Title: Sr. Vice President and CFO
          -------------------                     --------------------------


By:                                    By:       /s/ Richard C. Celio
    -------------------------               ---------------------------------
                                                     Richard  C. Celio
Title:                                 Title: Vice President, General Counsel
      -----------------------                 -------------------------------

Address where notices to the Bank are
to be sent:

3233 Park Center Dr., 5th Fl.
Costa Mesa, California 92626                   (Signatures continue)

                                       CARL KARCHER ENTERPRISES, INC.


                                       By:      /s/ C. T. Thompson
                                           ------------------------------------
                                                 C. T. Thompson
                                       Title: President and COO
                                              ---------------------------------

                                       By:       /s/ Richard C. Celio
                                           ------------------------------------
                                                 Richard C. Celio
                                       Title: Vice President, Corporate Counsel
                                              ---------------------------------
                                       BOSTON PACIFIC, INC.

                                       By:       /s/ Kerry Coin
                                           ------------------------------------
                                                Kerry Coin
                                       Title: President and COO
                                              ---------------------------------

                                       By:      /s/ Richard C. Celio
                                           ------------------------------------
                                                Richard C. Celio
                                       Title: Vice President, General Counsel
                                              ---------------------------------

                                       Address where notices to the Borrowers
                                       are to be sent:

                                       1200 North Harbor Blvd.
                                       Anaheim, California 92803